###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

EXHIBIT 10.1

###GRANT_DATE###

###PARTICIPANT_NAME###

###PARTICIPANT_POSITION###

###PARTICIPANT_ADDRESS###

Dear ###PARTICIPANT_FIRST NAME###:

As you know, Bank of Hawaii (the "Bank") is in the process of transitioning leadership over the next three to five years and a seamless transition would be optimal.  To achieve this, management believes it is critical to retain key longstanding staff over this transition period.

To incentivize key employees, the Bank has established the Bank of Hawaii Corporation Select Executive Retention Program (the "Retention Program").  You are a very valuable member of our team and are needed to assist the Bank during this period.  Therefore, we are pleased to offer you the following retention bonus opportunity as a Special Retention Incentive Plan (SRIP) participant under the terms of the Retention Program, subject to the terms and conditions described in this letter agreement (the "Agreement").

1.	Effective Date. This Agreement shall be effective as of the Effective Date described in Section 11.

2.	Retention Period. Your retention period shall commence on the Effective Date and end on your retention date of March 29, 2024 (the "Retention Period").

3.

Retention Payment.  You are eligible to earn a retention payment of ###CASH_AWARD### dollars ($XXXXXXX.00) (the "Retention Payment").  That portion of the Retention Payment which becomes vested pursuant to the requirements of either Section 3.a or 3.b shall be payable in accordance with Section 4.

a.Vesting  Upon Completion of Retention Period and Bank's Performance.

In order for any portion of the Retention Payment to become vested pursuant to this Section 3.a, you must continue to work in your current position, or any other position as designated by the Chairman and President/Chief Executive Officer of the Bank, through the end of the Retention Period, and you must also continue to perform at a Meets Expectations or better level, as determined by the Chairman and President/Chief Executive Officer of the Bank, throughout the Retention Period (these requirements are together referred to herein as the "Employment and Performance Requirements").

For purposes of this Section 3.a, Fifty percent (50%) of the Retention Payment is hereby designated as the "First Category Retention Amount", and fifty percent (50%) as "Second Category Retention Amount".

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

The portion of the Retention Payment eligible for vesting pursuant to this Section 3.a shall be based upon the level of achievement of specified financial performance criteria, where the First Category Retention Amount shall be conditioned upon "Return on Equity", and the Second Category Retention Amount shall be conditioned upon "Stock Price to Book Ratio" ("Financial Performance Criteria").  In this regard, the "Applicable Vesting Percentage" of the First Category Retention Amount and Second Category Retention Amount will be eligible for vesting, based upon the Bank of Hawaii Corporation's ("Company") achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return on Equity and Stock Price to Book Ratio
Financial Performance Criteria-- Three Year Average Percentile Rank	Applicable Vesting Percentage
75th and Above (Maximum)	100%
62.5th – 74.99th	75%
50th - 62.49th	50%
Below 50th	0%

For purposes of this Agreement, the terms "Return on Equity" and "Stock Price to Book Ratio" (as defined by the Federal Reserve Bank) shall mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index (where for the applicable year, Return on Equity shall be measured as of December 31 of such year, and Stock Price to Book Ratio shall be measured based on stock price as of December 31 and book value as of September 30 of such year).  With respect to the given Financial Performance Criteria, the "Three Year Average Percentile" shall mean the Company's percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three year period commencing on January 1, 2021, and ending on December 31, 2023.  The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B) as of January 4, 2021.

Committee and People Services Determinations.  The Human Resources and Compensation Committee of the Company's Board of Directors ("Committee") shall certify whether the Financial Performance Criteria for the First Category Retention Amount and Second Category Retention Amount have been achieved for the three year performance period commencing on January 1, 2021, and ending on December 31, 2023, as soon as administratively practicable following the completion of the performance period.

People Services shall confirm whether you have satisfied the Employment and Performance Requirements, as soon as administratively practicable following the completion of the Retention Period.

Vesting of First Category Retention Amount.  The amount equal to the Applicable Vesting Percentage multiplied by the First Category Retention Amount shall become vested provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Return on Equity" that corresponds to such Applicable Vesting Percentage; and (ii) People Services shall have confirmed your fulfillment of the Employment and Performance Requirements.

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

Vesting of Second Category Retention Amount.  The amount equal to the Applicable Vesting Percentage multiplied by the Second Category Retention Amount shall become vested provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Stock Price to Book Ratio" that corresponds to such Applicable Vesting Percentage; and (ii) People Services shall have confirmed your fulfillment of the Employment and Performance Requirements.

b.

Vesting Upon Certain Terminations of Employment.  In addition to vesting based on the achievement of the service and financial performance objectives and your fulfillment of the Employment and Performance Requirements described above in Section 3.a, the Retention Payment shall vest in connection with certain terminations of your  employment with the Bank as described in this Section 3.b.  Specifically, you will vest in the full Retention Payment (to the extent that it has not been previously forfeited due to a failure to satisfy the Employment and Performance Requirements or pursuant to Section 3.c) upon the occurrence of any of the following prior to the end of the Retention Period: (i) your death; (ii) your ceasing to be an employee due to "disability" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a "Change in Control" (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009 ("Change-in-Control Plan")) either (A) your employment with the Bank is terminated by the Company without "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) you terminate employment for "Good Reason" (within the meaning of Section 2.15 of the Change-In-Control Plan).  However, if the Committee has already certified the achievement of Financial Performance Criteria as described in Section 3.a at the time of your termination of your employment pursuant to this Section 3.b, the relevant Applicable Vesting Percentages shall be applied in determining the portion of the Retention Payment which has vested.

c.

No Vesting of Retention Payment.  You will not be entitled to receive any portion of the Retention Payment if you voluntarily terminate employment, or your employment is terminated for "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan), prior to the end of the Retention Period.  You will also not be entitled to receive any payment if you fail to meet or exceed applicable performance expectations, as determined by the Chairman and President/Chief Executive Officer of the Bank, at any time during the Retention Period (or prior to your termination of employment in the case of a termination of employment described in Section 3.b).

Payment of any portion of the Retention Payment is also expressly conditioned upon your (or your estate's) agreement to waive and release claims arising out of or related to your employment up to the earlier of your termination of employment or the end of the Retention Period.

4.

Payment of Retention Payment.  If all or any portion of the Retention Payment becomes vested pursuant to Section 3.a, it will be paid in the form of a lump sum payment within thirty (30) days following the end of the Retention Period, as determined at the discretion of the Bank.  However, in the event all or any portion of the Retention Payment becomes vested pursuant to Section 3.b, it will be paid in the form of a lump sum payment by the later of December 31 of the year in which it becomes vested or, if later, by the 15th day of the third month following the date upon which it becomes vested.

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

The payment of all or any portion of the Retention Payment is intended to be in accordance with the "short term deferral" exception under Treasury Regulation Section 1.409A-1(b)(4)(i)(A).  However, such amount will be credited to, and thereafter treated as amounts under, the Bank of Hawaii Corporation Executive Base Salary Deferral Plan ("Base Salary Deferral Plan") to the extent that you make a valid deferral election for such Payment by the Effective Date, which deferral election shall constitute a valid initial deferral election with respect to a forfeitable right as described in Treasury Regulation Section 1.409A-2(a)(5).

Any Retention Payment amount credited to the Base Salary Deferral Plan will be maintained and administered under the terms of the Base Salary Deferral Plan (e.g., participant investment direction) to the extent not otherwise determined in this Agreement or valid deferral elections for such Payment.  The deferred payment of any Retention Payment amount is intended to meet the requirements of Code Section 409A, and in particular the deferral election for any such Payment is intended to constitute a valid initial deferral election with respect to a forfeitable right as described in Treasury Regulation Section 1.409A-2(a)(5).  This Agreement shall constitute an incentive payment agreement as described in Article 10B(b) of the Base Salary Deferral Plan.

5.

Effect of this Agreement on Other Retention Arrangements. Any existing retention arrangements between you and the Bank will be superseded by this Agreement as of the Effective Date, and will be null and void.

6.

Effect of this Agreement on Other Benefits.  You will be ineligible to receive grants of new equity awards as of the Effective Date (e.g., equity awards granted under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan) with the exception of an equity award made pursuant to the terms of the Retention Program.  Equity awards granted to you prior to the Effective Date will not be affected under this Agreement.

Your participation in any other benefit plan or program in which you participated immediately prior to the Effective Date (e.g., the Bank of Hawaii Corporation Executive Incentive Plan), will not be affected under this Agreement.

Any Retention Payment amount that becomes payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under any benefit arrangement or other agreement between you and the Bank, with the exception of the Base Salary Deferral Plan to the extent that you make a valid deferral election for such Payment.

7.

Withholding.  The Bank will be authorized to withhold from the payment of any portion of the Retention Payment that may become payable hereunder, the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.

No Right to Employment.  You acknowledge that your employment is at-will and this Agreement will not be construed as a guarantee of continued employment.  Both you and the Bank reserve the right to terminate your employment at any time, with or without notice and with or without cause.

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

9.Waiver and Release of Claims.

a.

In exchange for the consideration provided to you under this Agreement, as well as any equity award made to you pursuant to the terms of the Retention Program, you voluntarily and knowingly waive, release and forever forego any and all claims, whether or not now known, against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, insurers, attorneys, employees, successors or assigns (the "Bank Releasees") through the Effective Date of this Agreement including without limitation all legally releasable claims arising from or related to your employment with the Bank.

These claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, damage claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act ("ADEA"), and Hawaii's civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, fraud, misrepresentation, unfair or deceptive trade practices, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers' Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); whistleblower claims based upon the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act; and claims for attorneys' fees and/or costs.  Unless otherwise stated herein, this Release covers all claims that are based upon any event, action, or inaction that occurred or was to have occurred through the Effective Date of this Agreement.

You understand that nothing contained in this Agreement limits your ability to communicate with, file a charge or complaint with, participate in any investigation or proceeding with, provide documentary or other information to, or receive an award for information provided to, any governmental agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission, without notice to the Bank.

b.

You acknowledge that (i) you have been advised to consult with an attorney prior to signing this Release; (ii) you have been given at least twenty-one (21) days prior to signing in which to consider this Release; (iii) you have been advised that this Release covers ALL CLAIMS (including employment-related claims generally and ADEA claims specifically) you might have against the Bank or the Bank Releasees through the Effective Date of this Agreement; and (iv)  you have seven (7) days after signing this Release ("the Revocation Period") in which to revoke this Release.

c.

You understand that you may revoke this Agreement by notifying the Bank at any time during the Revocation Period.  If you elect to revoke this Release, this Agreement will be null and void and you will not be entitled to any payment or benefits provided under this Agreement.

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

10.	Interpretation of this Agreement. In deciding any question about the parties' intent in creating this Agreement, the following rules will be applied:

a.

If any covenant in this Agreement is held by a court to be unreasonable, arbitrary or against public policy, the covenant will be considered to be divisible with respect to scope, time, and/or geographic area, and enforced to the greatest extent permissible under law.  If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.

The section headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of this Agreement, and not intended to alter the substance of any of this Agreement's terms.

c.	This Agreement is formed in Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.	This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.

e.	This Agreement may only be amended in writing signed by both you and the Bank.

f.	This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

11.	Older Workers Benefit Protection Act Notice. The following is required by the Older Workers Benefit Protection Act ("OWBPA"):

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act ("ADEA") through the Effective Date of the Agreement.  You have up to twenty-one (21) days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those twenty-one (21) days.  To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the Agreement prior to the expiration of the twenty-one (21) days, you will need to indicate your waiver of the twenty-one (21) day consideration period by signing in the space indicated below.

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

To accept this Agreement, please date, sign and return it to me.  (An extra copy for your file is provided).  Once you do so, pursuant to the OWBPA, you will still have an additional seven (7) days in which to revoke your acceptance.  To revoke, you must send me a written statement of revocation by registered mail, return receipt requested.  If you do not revoke, the eighth (8th) day after the date of your acceptance will be the "Effective Date" of this Agreement.  The Agreement will not be effective and enforceable until the revocation period has expired.

BANK OF HAWAII CORPORATION and

BANK OF HAWAII

By:  _________________________________________________

Ed Hudson

Senior Executive Vice President

Chief People Officer

By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.  I further understand that, as a condition for receiving the Retention Payment, set forth in this Agreement, I will be required to affirm, as set forth in Exhibit A, that as of March 29, 2024, the waiver and release agreement set forth above applies to the time period between the Effective Date of this Agreement and March 29, 2024.

________________________________

###PARTICIPANT_NAME###Dated

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

________________________________

###PARTICIPANT_NAME###Dated

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

EXHIBIT A

[To be executed on or after March 29, 2024]

WAIVER AND RELEASE OF CLAIMS THROUGH MARCH 29, 2024

I agree that all applicable terms and conditions in my Waiver and Release of Claims set forth in Section 9 of the Agreement dated ###GRANT_DATE###, apply with respect to the period of my employment with the Bank from the Effective Date of the Agreement through March 29, 2024.

UNDERSTOOD AND AGREED:

_____________________________________ _________________________________

###PARTICIPANT_NAME###Dated

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

_____________________________________ _________________________________

###PARTICIPANT_NAME###Dated

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

Bank of Hawaii Corporation
Executive Base Salary Deferral Plan
deferral election

RE:	Retention Payment under SELECT EXECUTIVE RETENTION PROGRAM agreement

The attached form constitutes a deferral election for all or a portion of the Retention Payment described in Section 3 of the Select Executive Retention Program Agreement ("Agreement") between ###PARTICIPANT_NAME###, and Bank of Hawaii Corporation ("BOHC") and Bank of Hawaii, dated ###GRANT_DATE###, and made pursuant to the Bank of Hawaii Corporation Select Executive Retention Program.

As approved and designated by BOHC, the Agreement constitutes an "other incentive payment agreement" as described in Article 10B(b) of the Bank of Hawaii Corporation Executive Base Salary Deferral Plan ("Base Salary Deferral Plan"), and amounts deferred will be credited to, and thereafter treated as an amount under, the Base Salary Deferral Plan.

The deferred payment of any Retention Payment amount is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this deferral election is intended to constitute a valid initial deferral election with respect to a forfeitable right as described in Treasury Regulation Section 1.409A-2(a)(5).

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

###PARTICIPANT_NAME###

Select Executive Retention Program Agreement (SRIP)

###GRANT_DATE###

Authorization

I agree to observe all rules and regulations established by the Human Resources and Compensation Committee of the Board of Directors of the Bank of Hawaii Corporation and shall abide by all decisions of the Committee in the construction and administration of the Plan.

Signature of Participant Date

To Be Completed By Plan Sponsor

Source Code: ______

Signature of Plan Sponsor Date